Exhibit 10.18

Lease Extension Agreement

This Second Amendment to the Lease (this “Second Amendment”) is made November 5, 2025, by and between WESTLAND DEVELOPMENT SERVICES, INC., a Colorado Corporation, (the “Landlord”), and SONOMA PHARMACEUTICALS, INC., a(n) Delaware Corporation (the “Tenant”).

RECITALS

A.	The Landlord and the Tenant entered into that certain Lease, dated February 19, 2021 and a First Amendment to the Lease dated June 21, 2023 (collectively referred to as the “Lease”) with respect to the premises described therein (the “Premises”), covering approximately 2,766 square feet of the Premises, known as 5445 Conestoga Court, Unit(s)/Suite(s) (150), Boulder, Colorado.

B.	The Landlord and the Tenant desire to extend the term of the Original Lease, alter the Base Rent payable under the Original Lease and to make other amendments to the Lease as provided in this Second Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Landlord and the Tenant covenant and agree as follows:

1.	LEASE TERM. Tenant wishes to extend the term of the Lease for a period of two (2) years (the “Renewal Lease Term”) commencing on February 1, 2026, so that the Renewal Lease Term will expire on January 31, 2028.

2.	RENT. Tenant shall pay three-thousand six-hundred eighty-eight and no/100 dollars ($3,688.00) per month from February 1, 2026 through January 31, 2027; three-thousand seven-hundred ninety-eight and 64/100 dollars ($3,798.64) per month from February 1, 2027 through January 31, 2028 during the Renewal Lease Term.

3.	OPERATING EXPENSES. The Tenant shall continue to pay Tenant’s Pro Rata Share, currently at 14.91%, of Operating Expenses in the manner provided in the Lease.

4.	LANDLORD WORK. The Tenant accepts the Premises in their “as-is” condition, and the Tenant is not entitled to any improvement by the Landlord or to any other allowance, concession, or credit from Landlord for improvements.

5.	STATUS OF LEASE OBLIGATIONS. The Tenant acknowledges and certifies that as of the date hereof, the Landlord has performed all covenants and obligations on the part of the Landlord to be performed under the Lease and that the Tenant has no claims or right of offset against the Landlord or the rentals reserved under the Original Lease as amended by this Second Amendment.

6.	RATIFICATION. The Tenant ratifies and confirms the Lease as amended this Second Amendment. Except as amended this Second Amendment, all of the terms and conditions of the Lease shall remain in full force and effect.

7.	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors, and permitted assigns of the respective parties hereto.

8.	COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The parties agree that signatures transmitted electronically shall be binding as if they were original signatures.

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Lease Extension Agreement

IN WITNESS WHEREOF, the Landlord and the Tenant have executed this Second Amendment as of the day and year first above written.

LANDLORD:		TENANT:

WESTLAND DEVELOPMENT SERVICES, INC.,		SONOMA PHARMACEUTICALS, INC.
a Colorado Corporation		a Delaware Corporation

By:	/s/ Peter Aweida	By:	/s/ Amy Trombly

Name:	Peter Aweida	Name:	Amy Trombly

Title:	President	Title:	Chief Executive Officer

Date:	November 11, 2025	Date:	November 10, 2025

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